Exhibit 10.1

EXECUTIVE SERVICE AGREEMENT

BETWEEN	Sauer-Danfoss ApS

AND	Mr. Sven Ruder

CONTENTS

CONTENTS

1.	THE EXECUTIVE’S AUTHORITY AND DUTIES	1
1.1	Commencement	1
1.2	Area of responsibility	1
1.3	Offices during service	2
1.4	Confidentiality, return of material, and disqualification	2
1.5	Inventions	3
1.6	Non-competition	3
2.	THE EXECUTIVE’S FINANCIAL RIGHTS DURING SERVICE	4
2.1	Remuneration - Base Salary	4
2.2	Annual Incentive	4
2.3	Long-Term Incentive	5
2.4	Company Car	5
2.5	Travel and Entertainment	5
2.6	Pension	6
2.7	Insurance	6
2.8	Holiday	6
3.	TERMINATION	6
3.1	Ordinary termination of employment	6
3.2	Breach	7
4.	SETTLEMENT OF DISPUTES	7
4.1	Courts	7
4.2	Arbitration	7
5.	APPLICABLE LAW	8
6.	SIGNATURES	8

i

EXECUTIVE SERVICE AGREEMENT

BETWEEN	Sauer-Danfoss ApS Nordborgvej 81 DK-6430 Nordborg Denmark (the “Employer”)

AND	Mr. Sven Ruder Nejs Bjerg 52 DK-6310 Broager Denmark (Mr. Ruder or the “Executive”)

the following agreement has been concluded on this date:

EXECUTIVE SERVICE AGREEMENT

1.                                                     THE EXECUTIVE’S AUTHORITY AND DUTIES

1.1                                               Commencement

1.1.1                                      Effective as of 1 January 2009, Mr. Ruder shall take up the position as President and Chief Executive Officer of Sauer-Danfoss Inc. (hereafter only referred to as the “Company”).  As of the effective date of this Agreement, Mr. Ruder will maintain his current seniority date of March 1, 1990.

1.1.2                                      The work shall be performed in varying places of work (worldwide), but the address of Sauer-Danfoss ApS, Nordborgvej 81, 6430 Nordborg, Denmark, will serve as the principal place of assignment for Mr. Ruder’s activities. By mutual agreement, Mr. Ruder’s principal place of assignment may be relocated to another of the Company’s offices or plant sites (including those outside of Denmark).

1.2                                               Area of responsibility

1.2.1                                      Mr. Ruder shall report to the Chairman of the Board of Sauer-Danfoss Inc. or to the Chairman’s designee.

1.2.2                                      Mr. Ruder shall have such responsibilities, duties and authority as set forth in the Bylaws of the Company and such additional responsibilities, duties and authority as the Company’s Board of Directors shall determine from time to time.

1.2.3                                      In accordance with the Company’s bylaws, the Board of Directors of Sauer-Danfoss Inc. shall control and manage the property, business and affairs of the Company. The President and Chief Executive Officer shall have general supervision of the business of the Company, shall see that all orders and resolutions of the Board of Directors are carried into effect subject, however, to the right of the directors to delegate any specific powers to any other officer or officers of the Company except such as may be by statute exclusively conferred upon the President and Chief Executive Officer.

1.2.4                                      Mr. Ruder’s employment is not covered by the Danish Salaried Employees’ Act (funktionærloven), the Danish Holiday Act (ferieloven), or any other law protecting employees, as Mr. Ruder’s terms of employment and his rights and obligations are such that Mr. Ruder cannot be considered to work in a subordinate position under the control of an employer.

1.3                                               Offices during service

1.3.1                                      As long as Mr. Ruder occupies the office of President and Chief Executive Officer of the Company, he shall not actively or passively participate in another business or have other paid or unpaid employment or undertake any paid offices without the written consent of the Board of Directors in each case.

Notwithstanding the above and in addition to his position as a board member of Sauer-Danfoss Inc. or any of the Company’s subsidiaries, Mr. Ruder may serve on the Board of Directors of up to a maximum of two companies so long as these companies are not deemed to compete with the Company.

1.3.2                                      Mr. Ruder is entitled to invest in assets normally subject to such investments and not giving rise to any controlling interest. No investment shall include any business transactions that may knowingly adversely affect Mr. Ruder’s and/or the Company’s or Employer’s reputation.

1.3.3                                      Mr. Ruder may, from time to time, serve as a Director and/or Committee Member of the Company.  Mr. Ruder may also, from time to time, serve as a Director, Committee Member, and/or Officer for any of the Company’s subsidiaries, affiliates, joint ventures or related companies.  Mr. Ruder agrees to fulfill his duties as such Director, Committee Member or Officer without additional compensation other than the compensation provided for in this Agreement.

1.4                                               Confidentiality, return of material, and disqualification

1.4.1                                      The Executive shall have a duty of confidentiality in respect of any information acquired in connection with his work as Executive save for matters obviously intended to be communicated to third parties. This duty of confidentiality shall survive the termination of this Executive Service Agreement.

1.4.2                                      When the Executive actually leaves the Employer – for whatever cause – all materials and property belonging to the Employer or the Company and in the possession of the Executive shall be returned to the Employer. The Executive shall have no right to exercise a lien on any material or property belonging to the Employer or the Company.

1.4.3                                      Other than this Agreement, the Executive shall not participate in the transaction of business relating to an agreement between the Company or the Employer and the Executive himself or to legal proceedings against him brought by the Company or the Employer. The same shall apply to issues concerning an agreement between the Company or the Employer and any third party or proceedings against such third party if the Executive has a material interest in such third party that may be contrary to the interests of the Company or the Employer. In such case, the Executive may submit a memorandum on the matter to the board of directors, but will leave the meeting until the board of directors has resolved on the matter.

1.5                                               Inventions

The Company shall have a sole right to use – no separate remuneration payable – any invention, production method, and other technical advance within the Company’s work field, in a wide sense, made by or conceived by the Executive during the course of his employment or up to six months after his leaving the Employer.

The Executive shall notify the Company of any invention, etc. immediately after its being conceived or coming into existence, such notification to be accompanied by sufficient information for the Company to assess its relevance for the Company.

If the invention etc. concerns a task assigned to the Executive by the Company, the Company shall have the same right as mentioned in the previous paragraph, even where the use of such invention etc. does not fall within the Company’s field of activities.

1.6                                               Non-competition

1.6.1                                      During the continuance of this Executive Service Agreement and for a period of 18 months after termination, the Executive shall not – directly or indirectly – commence or have any financial interest in any business competing wholly or partly with the activities of the Company in the geographical area where the activities of the Company take place (worldwide), unless approved in writing by the Board of Directors. Similarly, Mr. Ruder shall not take up employment with or work for such business, including in the capacity of director, commissioner or consultant.  Mr. Ruder shall, however, be allowed to hold, directly or indirectly, an equity interest in any competing entity, provided that such equity interest is not greater than 2% of such entity’s outstanding equity interests and that the class of equity in which the Executive holds such interest is listed and traded on a broadly recognized securities exchange.

1.6.2                                      At Mr. Ruder’s written request – such request to comprise the necessary information on the contemplated new business – the Company shall state in writing within 14 days whether the activity is considered to be comprised by this clause 1.6 and whether in such case the Company will consent.

1.6.3                                      For the purpose of this non-competition clause, termination of employment means expiry of the notice period applicable to the employment, irrespective of whether Mr. Ruder ceases to work for the Company at an earlier date.

1.6.4                                      This non-competition clause shall not apply if Mr. Ruder is dismissed by the Employer without reasonable cause or if Mr. Ruder resigns from his office as a consequence of breach of this Agreement by the Company or the Employer.

2.                                                     THE EXECUTIVE’S FINANCIAL RIGHTS DURING SERVICE

2.1                                               Remuneration – Base Salary

Mr. Ruder shall receive an annual remuneration of DKK 3,350,000 payable in arrears in monthly installments of one twelfth as from 1 January 2009. The annual salary shall be reviewed annually by the Compensation Committee of the Board of Directors of the Company and may be increased from time to time in accordance with the normal business practices of the Company.  As of the effective date, the Company’s normal business practice for executive officers provides for annual salary changes to be effective on April 1st of each year.  For Mr. Ruder, the first such annual salary review will occur on 1 April, 2010.

2.2                                               Annual Incentive

Mr. Ruder shall be eligible to earn an annual incentive under the Company’s 2006 Omnibus Incentive Plan, or a successor plan thereto, subject to achievement of performance goals as established by the Compensation Committee of the Board of Directors of the Company and communicated to the Executive.  The Annual Incentive shall be payable pursuant to the terms of the 2006 Omnibus Incentive Plan and/or any award agreement associated with such Annual Incentive.  Except as otherwise provided for in any award agreement, Mr. Ruder shall only receive a payout of the Annual Incentive if he is employed by the Employer or by the Company through the last day of the fiscal year to which the Annual Incentive relates.

For the 2009 and 2010 Annual Incentive Plan awards, the Compensation Committee of the Board of Directors of the Company will authorize adjustments to the performance goals and/or achieved performance results to remove the impact of restructuring, reorganization or similar activities that are approved by the Board of Directors of the Company.

2.3                                               Long-Term Incentive

Mr. Ruder shall be eligible to receive a Long-Term Incentive Award under the Company’s 2006 Omnibus Incentive Plan, or a successor plan thereto, subject to both the actual grant of Long-Term Incentive Awards by the Compensation Committee of the Board of Directors and the achievement of performance goals with respect to such awards as established by the Compensation Committee of the Board of Directors of the Company and communicated to the Executive.  Any earned Long-Term Incentive Award shall be payable pursuant to the terms of the 2006 Omnibus Incentive Plan and/or the award agreement associated with such Long-Term Incentive Award.  Except as otherwise provided for in any award agreement, Mr. Ruder shall only receive a payout of a Long-Term Incentive Award if he is employed by the Employer or by the Company through the last day of the Performance Period with respect to such Long-Term Incentive Award.

Long-Term Incentive Awards are made on a fully discretionary basis by the Compensation Committee of the Board of Directors of the Company.  The granting of a Long-Term Incentive Award for any given period does not lead to a vested right to further Long-Term Incentive awards in the future.

2.4                                               Company Car

2.4.1                                      The Employer shall make available to Mr. Ruder a car and defray all expenses incidental to the running of it. The price range etc. of the car will be in accordance with the Sauer-Danfoss European Car Policy.

2.4.2                                      If released from duty by the Employer, Mr. Ruder – at the request of the Employer – shall return the car to the Employer, for which he will receive in return a monthly compensation equal to the taxable value of such benefit until expiry of the notice period in which Mr. Ruder is entitled to salary. Mr. Ruder shall have no right to hold possession or exercise a lien on any material or property belonging to the Employer in his pursuit of any claim he may have against the Employer.

2.4.3                                      The tax consequences, if any, for Mr. Ruder stemming from the company car provided pursuant to this section shall be of no concern to the Company or the Employer.

2.5                                               Travel and entertainment

2.5.1                                      Expenses incurred by Mr. Ruder in connection with his travelling and entertainment in the interest of the Company or the Employer shall be reimbursed by the Employer on presentation of vouchers. If Mr. Ruder’s spouse also participates in the travelling at the request of the board of directors, such expenses shall also be reimbursed.

2.5.2                                      Along with his wife and children, Mr. Ruder shall be entitled to a round trip (Denmark – Brazil – Denmark) airfare tourist class once a year at the expense of the Employer.

2.5.3                                      The Employer shall pay enrollment and tuition fees for the school and high school education of Mr. Ruder’s three children. An extension of this clause covering the university education of Mr. Ruder’s children will be discussed by the parties when pertinent.

2.5.4                                      If Mr. Ruder’s employment is terminated by the Employer or by Mr. Ruder himself, Mr. Ruder shall be reimbursed for moving expenses (from Denmark to Brazil) according to vouchers. Mr. Ruder shall be reimbursed for expenses in connection with he,  his wife and his children moving to Brazil.

2.6                                               Pension

In addition to the remuneration fixed in clause 2.1 above, the Employer shall pay to Mr. Ruder, for the duration of his employment, an annual amount of 12 percent of the said base salary remuneration for pension purposes. Mr. Ruder himself will contribute an amount of 6 percent of the said base salary remuneration. The amount shall be placed in Sauer-Danfoss Pension maintained by the Employer in accordance with the provisions of the Employer’s pension scheme.

2.7                                               Insurance

2.7.1                                      Mr. Ruder will be provided full-time personal accident insurance, in accordance with the general policy for Danish employees of Sauer-Danfoss ApS.

2.7.2                                      Mr. Ruder will be provided group life and disability insurance, in accordance with the general policy for Danish employees of Sauer-Danfoss ApS.

2.8                                               Holiday

2.8.1                                      In every full calendar year, Mr. Ruder is entitled to six weeks holiday.  Mr. Ruder is not covered by the Holiday Act.

2.8.2                                      Mr. Ruder shall decide on the time of holiday himself with due regard to the interests of the Company.

3.                                                     TERMINATION

3.1                                               Ordinary termination of employment

3.1.1                                      The notice of termination of the employment shall be 24 months on the part of the Employer and 12 months on the part of Mr. Ruder. Notice of termination shall be given in writing to expire at the end of a month.

3.1.2                                      Notwithstanding any other provision of this Service Agreement, Mr. Ruder’s employment hereunder shall terminate without notice upon Mr. Ruder’s death, or if Mr. Ruder is declared bankrupt.  If Mr. Ruder dies during employment an allowance of 6 months salary, excluding any Annual Incentive and Long-Term Incentive, is to be paid by the

Employer to his wife.  In the event that Mr. Ruder is not survived by his wife, the above stated allowance is to be distributed among his children.

3.1.3                                      The employment shall terminate automatically and without notice at the end of the month in which time Mr. Ruder attains the age of 70.

3.1.4                                      If the employment is terminated by the Employer for any reason other than breach by Mr. Ruder, the Employer shall reimburse expenses incurred and paid by Mr. Ruder for executive level career outplacement services by a mutually agreeable outplacement firm.

3.2                                               Breach

If either party is in material breach of its duties pursuant to this Executive Service Agreement or any relevant conditions under which it is made, the non-breaching party shall notify the breaching party in writing specifying the breach.  The breaching party has 30 days to remedy such breach.  Should such breach not be remedied within 30 days of receipt of the notice, the non-breaching party may terminate this Executive Service Agreement with immediate effect or give notice of termination to expire at any time. If such termination is a result of breach by Mr. Ruder, he is entitled to remuneration only until the time of termination. If such termination is a result of breach by the Employer, Mr. Ruder shall be entitled to receive remuneration as if he were receiving notice as per Section 3.1.1 above.  Such notice period will begin 30 days from the written notice of breach provided by Mr. Ruder to the Employer.  The breaching party shall be liable in damages for any loss the other party may have suffered as a result of the breach.

4.                                                     SETTLEMENT OF DISPUTES

4.1                                               Courts

Attempts shall be made first to settle by negotiation any dispute between the Employer and Mr. Ruder arising out of this Executive Service Agreement. If these attempts fail, and if the parties do not agree on arbitration pursuant to clause 4.2.1 below, the dispute shall be settled by the courts.

4.2                                               Arbitration

4.2.1                                      Where a dispute between the Parties in relation to the employment under this Agreement cannot be settled through negotiation, such dispute shall be settled by arbitration with final, binding and enforceable effect and in accordance with the following rules:

4.2.2                                      The parties shall jointly contact the Danish Institute of Arbitration, requesting the appointment, upon prior discussions with the parties, of three arbitrators, one of which will serve as chairman of the arbitrators. If both parties agree, they may choose to have only one arbitrator appointed.

4.2.3                                      The arbitration proceedings and award are confidential and may not be disclosed by the Employer or Mr. Ruder.

4.2.4                                      The arbitration tribunal shall settle the dispute in accordance with applicable Danish law and shall determine the rules of procedure for its own proceedings in accordance with the general principles of the Danish Administration of Justice Act (retsplejeloven). The arbitration tribunal shall determine the distribution of the costs related to the arbitration proceedings. The arbitration tribunal shall determine the deadline for complying with the award, which is normally not later than 14 days after the date of the award.

5.                                                     APPLICABLE LAW

The Service Agreement is subject to Danish law. Thus, the interpretation, construction and performance of the Service Agreement shall be governed by the laws of Denmark.

6.                                                     SIGNATURES

This Executive Service Agreement is executed in two original copies, of which the Employer and Mr. Ruder shall receive one each.

Date: November 7, 2008	Date: November 7, 2008

/s/ Michael Willemar-Svanoee	/s/ Sven Ruder
Sauer-Danfoss ApS	Sven Ruder